500 12th Ave. South * Nampa, ID 83651	Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com

HOME FEDERAL BANCORP, INC. ANNOUNCES ADOPTION OF STOCK REPURCHASE PROGRAM

Nampa, ID (July 27, 2009) – Home Federal Bancorp, Inc. (the “Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (the “Bank”), announced that its Board of Directors has approved a stock repurchase plan, authorizing the repurchase  of up to 834,900  shares, or approximately 5%, of the Company’s outstanding  shares of common stock.

Home Federal’s CEO Len Williams said, "We are pleased to announce the stock repurchase program. Our strong capital position gives us the flexibility to repurchase these shares when opportunities arise and provides us another capital tool by which to continue to build shareholder value.”

 The stock repurchase program will continue until its completion or July 23, 2010, whichever is earlier. The Company intends to purchase its shares from time to time at prevailing prices in the open market, in block transactions, in privately negotiated transactions, and/or in repurchase programs, in accordance with Rule 10b-18 of the Securities Exchange Act of 1934.  The Company will not repurchase any shares from directors, officers or other persons known to be affiliates of the Company. The repurchase program does not obligate the Company to acquire any specific number of shares and the program may be discontinued at any time.

About the Company

Home Federal Bancorp, Inc. is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920.  The Company serves the Treasure Valley region of southwestern Idaho that includes Ada, Canyon, Elmore and Gem Counties, through 15 full-service banking offices and one commercial loan center.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME” and is included in the Russell 2000 Index.  For more information, visit the Company web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2008, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date

Home Federal Bancorp, Inc.
July 27, 2009

released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.